[SUSTAINABLE DEVELOPMENT TECHNOLOGY CANADA LOGO]



                  SUSTAINABLE DEVELOPMENT TECHNOLOGY CANADA
                            CONTRIBUTION AGREEMENT

THIS AGREEMENT (the "Agreement") is made in triplicate this 5th day of March 2004(the "Effective Date") between Canada Foundation for Sustainable Development Technology, a corporation without share capital incorporated under the Canada Corporations Act (Canada) and continued under the Canada Foundation for Sustainable Development Technology Act (Canada) (hereinafter referred to as "SDTC") and West Lorne BioOil Co-Generation Limited Partnership a Limited Partnership formed under the laws of Ontario. Canada (hereinafter referred to as the "Lead Contractor").

WHEREAS SDTC is a not for profit foundation constituted for the purpose of fostering the development and adoption of technologies that contribute to a sustainable development technology infrastructure in Canada by contributing to the rapid development. demonstration and pre-, commercialization of technological solutions which address climate change and air quality; and

WHEREAS SDTC has entered into an agreement (the "Funding Agreement") with Her Majesty the Queen in Right of Canada represented by the Minister of Natural Resources and the Minister of the Environment dated March 26, 2001:

WHEREAS SDTC and the Lead Contractor agree that for the Lead Contractor to perform the project entitled the Eric Flooring BioOil Cogeneration Plant as described in the Proposal dated 22 October 2002 and in the Work Plan attached hereto as Schedule A (hereinafter referred to as the "Project" and assigned the contract number SDTC-2002-B-448) to develop and demonstrate the technology for the purpose of commercializing it, the Lead Contractor will require financial assistance from SDTC: and

WHEREAS SDTC is willing to provide a Contribution (as defined herein) to the Lead Contractor for the Project on and subject to the terms and conditions contained herein.

NOW THEREFORE in consideration of the premises and the mutual covenants contained herein SDTC and the Lead Contractor agree as follows:

I        Interpretation
         --------------

1.1      Definitions.      In this Agreement the following terms shall have  the
following meaning` respectively and other terms may be defined elsewhere in this
Agreement:

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                                                                    CONFIDENTIAL

                   Sustainable Development Technology Canada
  230 Oueen Street, Suite 250, Ottawa. Ontario Canada KIP 5E4 Tel 613.234.6313
                                Fax 613.234.0303
                                   www.sdtc.ca

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"Agreement",  "hereto", "herein", "hereof',  "hereunder" and similar expressions refer to this Agreement and not to any particular section of this Agreement and includes the Schedules attached hereto.

"Acceptance" means written  acknowledgement by the Acceptance Authority that the
supplies  or  services   including   reports  conform  to  applicable   contract
requirements.

"Acceptance Authority" means SDTC or any of its delegates.

"Ancillary   Agreements"  means  the  ancillary   agreements  (other  than  this
Agreement) defined and described in the Master Consortium Agreement.

"Audited Project Report" shall have the meaning ascribed thereto in Section 6.2 hereof.

"Budget" shall have the meaning ascribed thereto in Section 5.1 (a) hereof, and may be amended pursuant to Section 3,7 hereof.

"Business Day" shall mean any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario.

"Claim" has the meaning ascribed thereto in Section 3 3 hereof.

"Commercially Available" means, with respect to a product, generally available to he sold, leased, licensed, sublicensed, distributed, deployed or otherwise transferred in commercial quantities to customers or end users.

"Commercial   Availability  Date"  means  the  date  on  which  the  product  or technologies developed pursuant to the Project are made Commercially Available by the Lead Contractor, any member of the Consortium or by any other party.

"Completion Date" means the date on which the Project is completed in accordance with the Work Plan.

"Competitive Entities" shall have the meaning ascribed thereto in Section 12.3 hereof

"Confidential Information" means any information, whether printed, in machine readable form or otherwise, that is proprietary or confidential to the disclosing party and disclosed to the receiving party and which is disclosed by the disclosing party in writing and is marked as "Confidential" (or like designation) at the time of disclosure.

"Consortium" means all the entities listed in Schedule D. "Contribution" has the meaning ascribed thereto in Section 3.1 hereof

"Declaration" shall mean the declaration dated September 12. 2003 and filed by the Lead Contractor under the Limited Partnerships Act (Ontario).

"Deliverables" means all project requirements including but not limited to reports that are outlined in Schedule C. Deliverables may be priced or not-priced.

"Dollars" means Canadian Dollars

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"Eligible  Costs"  include  (a) all  goods and  services  and  professional  and technical personnel costs required to conduct the scientific and technical activities directly related to the Project; and (b) where capital items are specifically required for the delivery of the Project, such as data collection equipment required as part of a time-limited research activity, or required for development or demonstration of prototypes, the cost of. or the depreciated value of such capital items.

"Eligible Project" means a project which is carried on, or primarily carried on, in Canada by an Eligible Recipient and which will, in the reasonable opinion of SDTC, develop or demonstrate any one of the following new technologies:

(a) technologies related to energy end-use technologies, such as transportation and building technologies, and technologies to reduce ground level ozone:

(b) technologies related to sustainable energy production, such as hydrogen or renewable energy technologies, conversion or combustion processes technologies, fuel cells, CO, management technologies, particulate control technologies and acid rain technologies;

(c) greenhouse gas emissions reduction technologies related to areas other than energy production and use, such as technologies to reduce CO, in cement manufacturing.

(d) air quality improvement technologies. such as toxic substance recovery systems;

(e) enabling or cross-cutting technologies, such as sensors and controls, closed loop waste treatment technologies, and process technologies for the purpose of increasing energy efficiency : or

(f) any other new Sustainable Development technology related to climate change and clean air

"Eligible Recipient" means an entity that (a) has been established, or has entered into a collaborative arrangement for the purpose of participating in an Eligible Project: (b) has expertise in Sustainable Development technology projects, (c) has legal capacity in Canada or is composed of organizations. each of which has legal capacity in Canada, and which undertakes to he jointly and severally or solidarity liable for the obligations hereunder, (d) meets the following criteria (1) will develop the project as a combination of a private sector commercial corporation and one or more of the following: (A) a private sector commercial corporation (which could be a technology supplier or a user of technology). (B) a university or college, or (C) a private sector research institute; or (ii) the entity is a not-for-profit corporation acting on behalf of its membership, the purpose of which is to undertake or fund Sustainable Development technology development or demonstration; and (e) is not an Excluded Recipient.

"Event of Default" shall have the meaning ascribed in Section 13.1 hereof.

"Excluded Recipient" means any (a) federal department (as defined in section 2 of the FAA), (b) departmental corporation (as defined in section 2 of the FAA),
(c) parent Crown Corporation or wholly owned subsidiary of a parent Crown Corporation (as defined in subsection 83(l ) of the FAA), (d) not-for-profit corporation or trust controlled by a federal department. departmental corporation, parent Crown Corporation or wholly owned subsidiary of a parent Crown Corporation. (e) provincial department or ministry or any proponent or corporation of a similar nature controlled directly or indirectly by a province or (f) entity or person that does not have legal capacity in Canada.


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Any consortia members, partners, subcontractors,  consultants or contributors to the project that do not meet the definition of an Eligible Recipient may collaborate with Eligible Recipients in relation to an Eligible Project, and can contribute in-kind or advisory work, or perform work under contract to the Eligible Recipient, provided that such parties do not receive direct funding from SDTC.

"FAA" means the Financial Administration Act (Canada).

"Financial Statements" shall have the meaning ascribed in Section 8.10) hereof.

"Funding Agreement" means the agreement between SDTC and Her Majesty the Queen in Right of Canada represented by the Minister of Natural Resources and the Minister of the Environment dated March 26, 2001.

"GAAP" means the generally accepted accounting principles which are. for the purposes of applying the same in accordance with the provisions of this Contract, in effect in Canada, including those published in the handbook of the Canadian Institute of Chartered Accountants, as the same arc generally applied to Persons carrying on the type of business or activity carried on by SDTC

"General Partner" means Dynamotive Canada Inc.. a corporation incorporated under the laws of Canada, the general partner of the Lead Contractor.

"Government Funding" means any grant, loan or other financial assistance from any federal, provincial or municipal government or government agency, including funding from SDTC pursuant to this Agreement and federal and provincial SRED tax credits which relate to Project development work.

"Government Funding limit" shall have the meaning ascribed thereto in Section 3 2(b) hereof.

"Governmental Entity" shall have the meaning ascribed in Section 8.1 (d) hereof.

" Holdback" means money that is retained by SDTC for future disbursment until all Project requirements have been completed as defined in Section 3.4 hereof.

"Insurance Policies" shall have the meaning ascribed in Section 7.6 hereof.

"Intellectual Property Rights" means any and all (by whatever name or known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights and moral rights, (h) trade secret rights, (c) patents, designs. algorithms and other industrial property rights, (d) all other intellectual and industrial property and proprietary rights of every kind and nature throughout the universe and however designated (other than trademark and trade name rights and similar rights), whether arising by operation of law, contract, license or otherwise, and (e) all registrations, applications, renewals, extensions, continuations. divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing ).

"Limited Partnership Agreement" means the limited partnership agreement dated December A 1, 2003 between the General Partner and the limited partner(s).

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"Master Consortium  Agreement" means the agreement dated February l1, 2004 among
Dynamotive Energy Systems Corporation, Satin Finish Hardwood Flooring Limited, Erie Flooring and Wood Products Ltd. And Magellan Aerospace Corporation.

"Milestone" means a milestone described in the Work Plan and in Schedule C attached hereto, the achievement of which entitles the Lead Contractor to submit a Claim to SDTC for payment of an installment of the Contribution, which milestone may be amended pursuant to Section 3.7 hereof.

"Non-Eligible Costs" include (a) general overhead costs of the Lead Contractor, including operating costs related to the general maintenance, repair and overhead costs of the Lead Contractor; (b) the cost to purchase or lease real property; (c) administrative costs not associated with eligible costs; (d) conference or travel costs not specifically required for the project; (e) costs of office supplies, equipment and furniture not required for the project; and
(f) capital costs associated with ongoing scientific or technical activities of the Lead Contractor.

"Payment Date" means the date on which an installment of the Contribution is paid by SDTC to the Lead Contractor.

"Project" means the Project described, or referred to in Schedule A, and defined in the Proposal.

"Project Intellectual Property" means any and all intellectual and industrial property developed, produced, created or invented in connection with the performance of the Protect including. without limitation, data, techniques, methods, processes, know-how, inventions, improvements, enhancements, designs, formulae, photographs, drawings, plans, specifications, reports, studies, technical and procedural manuals, programs including computer hardware and software and source code, whether susceptible to copyright or not, proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how and databases, and all Intellectual Property Rights therein.

"Proposal" means the written document(s) supplied to SDTC by the Lead Contractor and its consortium partners in response to the request for Phase If full proposal

"Proposal Date" means the date of the Proposal.

"Sustainable Development" means development that meets the needs of the present without compromising the ability of future generations to meet their own needs. including technologies that will mitigate, substitute or sequester greenhouse gas emissions and reduce criteria air contaminants.

"Work Plan" means the Work Plan for the Project attached hereto as Schedule A.

1.2 Currency. Unless otherwise indicated all dollar amounts referred to in this Agreement. including the symbol $, refer to lawful money of Canada.

1.3 Knowledge. Where any representation, warranty or other statement in this Agreement is expressed to be made by any parry to its knowledge or is otherwise expressed to be limited in scope to matters known to a party, or of which a party is aware, it shall mean such knowledge as is actually known to, or which would have or should have come to the attention of such party, or if such party is a corporation the officers or employees of such party who have overall

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responsibility  for or knowledge of the matters  relevant to such  statement and such party hereby' confirms that it has made appropriate inquiries of all such officers and employees.

1.4 Schedules. The following are the Schedules attached to and incorporated in this Agreement by' reference and deemed to be a part hereof:

Schedule A - Work Plan

Schedule B - Budget, Eligible Costs of Project and Summary of Contributions

Schedule C - Deliverables and Milestones

Schedule D - Consortium Members

Schedule E - Reports

2       Term
        ----

The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 13 hereof, shall continue in full force and effect until the Acceptance by SDTC' of the Third Annual Project SDIRS Report.

3       Contribution Payments
        ---------------------

3 1 Subject to the terms and conditions contained herein, SDTC shall pay to the Lead Contractor up to $1,900,000.00 for Phase one of the Project and conditional upon successful completion of Phase one of the Project shall pay to the Lead Contractor an additional amount up to $3,100,000.00 (the "Contribution"). payable in installments as provided in Schedule C attached hereto. SDTC shall not make any payment on account of any cost incurred by the Lead Contractor prior to June 1, 2003 or in excess of the costs set out in the Project Budget attached hereto as schedule B.

3.2 Notwithstanding any other provision of this Agreement.

(a) The Contribution shall not exceed fifty percent (50%) of the Eligible Costs for the Project:

(b)  the  sum  of  all  Government  Funding  for  the  Project,   including  the
Contribution, shall not exceed seventy-five percent (75%) of Eligible Costs for the Project (the "Government Funding Limit"); and

(c) SDTC shall not have any obligation to pay the Contribution, or any installment thereof, unless the Lead Contractor, on or before the first Payment Date, has established, to the satisfaction of SDTC, that the Lead Contractor has obtained a commitment, and has the financial capacity to finance the Project.

3.3 Installments of the Contribution shall be paid to the Lead Contractor upon the achievement of' various project milestones and upon receipt by SDTC and SDTC acceptance of all required reports. A written claim ("Claim") requesting an installment payment for a milestone and all associated required reports shall be submitted by the Lead Contractor upon the achievement of each Milestone in accordance with the schedule of payments set out in Schedule C attached hereto Each Claim shall include a statement of Eligible Costs incurred in connection with the

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Milestone  and shall be  certified  by an  officer  of the Lead  Contractor  and accompanied by such supporting documentation as SDTC may require. Where the cost of any item of a Claim exceeds $1,000.00 invoices or receipts shall be attached to the Claim with respect to such items. Upon acceptance by SDTC of a Claim for payment of an installment of the Contribution, SDTC shall pay to the Lead
Contractor such installment of the Contribution. SDTC shall have 45 days from the receipt of all required reports to provide notice of acceptance or rejection of a Claim. If a Claim is rejected by SDTC then SDTC will give notice of such rejection to the Lead Contractor, together with its reasons therefor, and the Lead Contractor shall have 20 days to provide revised reports in support of such Claim. SDTC shall have 10 days to provide notice of acceptance or rejection of revised reports. If the Claim is again rejected by SDTC then the aforementioned process and time periods for the submission of reports will continue until such time as the Claim is accepted or the Contract is terminated. Any Claim that is reasonably rejected by SDTC after 3 submissions shall be considered to be an Event of Default and SDTC may take action to terminate the contract. Payment of a Claim shall be made only after acceptance by SDTC. Early delivery is permitted, but SDTC shall not be required to release payment until the dates specified in Schedule.

3.4 SDTC shall withhold ten percent l0%)(the "Holdback") from each installment of the Contribution payable hereunder until:

(a)      the Project has been completed to the satisfaction of SDTC;

(b) a final report documenting the completion of the Project has been received and approved by SDTC: and

(c) SDTC has approved a final statement of Eligible Costs paid in respect of the Project;

at which time, SDTC shall, subject to Section 3.6 hereof, pay the Holdback to the Lead Contractor,

3.5 The obligation of SDTC to make a payment to the Lead Contractor of each installment of the Contribution is subject to the fulfillment, or the waiver by SDTC, of each of the following conditions on or before the time of each such payment:

(a) Accuracy of Representations and Warranties. Each representation and warranty contained in Section 8.1 hereof shall be true on and as of the Payment Date with the same force and effect as though such representation and warranty had been made on and as of that date; and

(b) Performance. The Lead Contractor shall have performed and complied with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with by the Lead Contractor prior to or on the Payment Date

3.6  The Lead Contractor acknowledges and agrees that in the event that:

(a) SDTC has paid a Claim and later determines that the Claim contained a cost which was a Non-Eligible Cost, or

(b)      Government Funding for the Project exceeds the Government Funding
         Limit, or

(c) SDTC's contribution to the project exceeds 50 %, of the Project's Eligible Costs,

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then the amount of the  overpayment  or the excess over the  Government  Funding
Limit, as the case may be, shall constitute a debt due to SDTC and the Lead Contractor shall repay such amount to SDTC immediately or SDTC shall be entitled to set-off such amount against future installments of the Contribution.

3.7 The Lead Contractor may propose reasonable amendments to any or all of the Work Plan, Milestones or Budget, and shall provide SDTC with written notice of the proposed amendment, including its scope, anticipated cost and anticipated results. SDTC shall have the right to review the proposed amendment and to consult with the Lead Contractor and with any external consultants as deemed appropriate by SDTC in respect thereof. Within sixty (60) days of SDTC's receipt of the aforementioned amendment notice: (i) if SDTC, after consultation with the Lead Contractor and with any external consultants as deemed appropriate by SDTC. does not agree with the proposed amendment, it shall not be accepted; or (ii) if SDTC agrees with the proposed amendment, it shall so advise the Lead Contractor in writing and the Agreement shall thereupon be deemed to he so amended without requiring further acts of the parties. Lack of consent by SDTC to a proposed amendment shall not preclude the Lead Contractor from submitting any other reasonable proposed amendment in respect of any or all of the Work Plan, Milestones or Budget at any other time

Costs
-----

4 l The Lead Contractor hereby certifies that: (a) all costs described in Schedule B as Eligible Costs and submitted to SDTC for payment of an installment of the Contribution arc accurate and arc Eligible Costs of the Project, and (b) all labour rates submitted in the budget as Eligible Costs are equal to the salary of the actual employee performing the work or if paid to a consultant and not an employee are the lowest labour rates charged by any member of the Consortium to a third party, and (c) the cost claimed for any equipment submitted as an Eligible Cost shall not include profit to the Lead Contractor or any member of the Consortium and must he supported by invoice, and (d) all costs for labour rates claimed will he directly related to the person undertaking the work.

4.2 SDTC may exercise its discretion in a reasonable manner to determine whether a cost is an Eligible Cost or a Non-Eligible Cost.

4.3 lf, prior to the Completion Date of the Project, the Lead Contractor or any other Consortium member sells, leases, or otherwise disposes of any equipment or capital assets, where the cost of the equipment or capital assets is part of the Eligible Costs under the Project to which SDTC has contributed under this Agreement pursuant to a Claim by the Lead Contractor, the Lead Contractor shall immediately notify SDTC in writing of the disposition and, if SDTC so requires, the Lead Contractor shall share with SDTC the proceeds of the disposition in the same ratio as that of SDTC's contribution to the purchase of the equipment or capital assets, except that SDTC's share shall not exceed its Contribution hereunder.

Reporting
---------

5.1 The Lead Contractor shall submit the following reports to SDTC in such form and containing such information as SDTC may require from time to time:

(a) progress reports on Deliverables as provided in Schedule C attached hereto:

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(b) an annual Project  budget (the "Budget")  (within 30 days prior to year end)
listing all project costs both actual and estimated and all expenses incurred;

(c) unaudited financial statements relating to the Project, including a discussion of variances from the Budget, at the time of each Claim for the payment of an installment of the SDTC contribution;

(d) a final report on the Project describing the outcome of the Project and audited financial statements for the Project;

(e) emission impact reports at various stages of the Project as required by SDTC and in the format required by SDTC (the SDIRS Report);

(f) follow-up reports due annually for three (3) years after the completion of the Project which describes the diffusion of the technology developed and its impact on emissions and Sustainable Development, in the format required by SDTC and provided electronically by SDTC (the SDIRS Report) and referenced in Schedule E;

(g)   such other information and reports as may reasonably be requested by SDTC.

5.2 Subject to Section 10 hereof, Lead Contractor hereby grants to SDTC' a license to copy and distribute all reports submitted to it pursuant to Section
5.1 hereof.

5.3 Upon completion of the Project, the Lead Contractor shall provide SDTC with a certificate of an officer of the Lead Contractor setting out any contributions or payments received by the Lead Contractor in respect of the Project in addition to, or from sources other than, those named in its Proposal, and shall further certify as to any amounts owing to SDTC resulting from such overfunding and/or over-payment either as a result of changes in Project costs or accounting errors, or both

6.       Accounts, Audits and Inspections
         --------------------------------

6.1 From the Effective Date and for a period of seven (7) years following the Completion Date, the Lead Contractor shall:

(a) keep proper books, accounts and records of its financial contributions both, cash and inkind, all its costs and expenses incurred and paid in connection with the Project and shall keep invoices, receipts and vouchers relating thereto

(b) keep proper and accurate records relating to the environmental impact, sales revenues, employment impacts, technology developments (including patents and patent applications) and other impacts of the Project;

(c) on demand, make available to SDTC such books, accounts, records, invoices, receipts and vouchers referred to above and permit SDTC to examine and audit and take copies and extracts from such documents; and

(d) supply SDTC with any reports as requested in the format provided as attachments to this contract.

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6.2 The Project  shall be audited at the expense of the Lead  Contractor  and/or the Consortium, by an auditor acceptable to SDTC at the end of the Project and such auditor shall prepare a report (the "Audited Project Report") based upon such audit. The Audited Project Report shall include an itemized statement of all Eligible Costs incurred and paid for in connection with the Project. The Project may also be audited by SDTC's auditors or another auditor acceptable to SDTC, at SDTC's cost, at such other time or times as SDTC may require.

6.3 The Lead Contractor shall ensure that SDTC or its designate has reasonable access during normal working hours to any premise or place where the Project is being carried out for the purpose of inspecting and assessing the progress of the Project and all matters relating thereto.

Covenants of the Lead Contractor
--------------------------------
7.1 I he Lead Contractor shall complete the Project by the Completion Date unless the Completion) Date is extended by SDTC, in its sole discretion.

7.2 The Lead Contractor shall comply with all federal, provincial and municipal laws in relation to the Project.

7.3 The Lead Contractor shall use commercially reasonable efforts to ensure that within three (3) years of the Completion Date the Project Intellectual Property and technology developed in connection with the Project, including any products, processes or services relating thereto, is commercialized, marketed and deployed for the benefit of Canada.

7.4 The Lead Contractor shall ensure that all employees or contractors working on the Project assign any and all Intellectual Property Rights in and to any Project Intellectual Property to the Lead Contractor or a member of the Consortium and that each such employee or contractor also waives his or her moral rights in any copyright arising in connection with the Project Intellectual Property.

7.5 Except as provided in the Proposal, the Lead Contractor shall not subcontract all or any part of the Project unless the Lead Contractor has obtained the prior written consent of SDTC. Every subcontract entered into by the Lead Contractor shall provide that the subcontractor shall comply with the terms and conditions of this Agreement that are applicable to the subcontract

7.6 The Lead Contractor shall maintain valid policies of employer's liability insurance and of insurance with respect to its properties and business (the "Insurance Policies") of the kinds and in the amounts which are customary for the nature and scope of the business carried on by the Lead Contractor and for the Project.

7.7 The Lead Contractor shall perform all of its obligations under, comply with all of the terms of. and enforce its rights under the Ancillary Agreements.

7.8 The Lead Contractor shall do or cause to be done all things necessary to keep in full force and effect its existence as a limited partnership and all rights, licenses, permits, approvals and qualifications necessary to carry on its business or own property in each jurisdiction in which it carries on business or owns property.

7.9 The Lead Contractor shall not, without the prior written consent of SDTC:

(a)      amend the Limited Partnership Agreement or the Declaration:

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(b)      effect or consent to the dissolution of the Lead Contractor;

(c)         enter into,  and not permit the General  Partner to enter into,  any corporate transaction (whether by way of reorganization, consolidation, amalgamation, merger or otherwise) pursuant to which all or substantially all of the undertaking, property and assets of the Lead Contractor or the General Partner, as the case may be, would become the property of any other party, or in the case of an amalgamation, the property of the continuing corporation resulting therefrom.

(d) permit any change in its general partner from the General Partner or any change in the share ownership of the General Partner;

(e)      permit any change in the membership of the Consortium.

8.       Representations and Warranties
         ------------------------------
8.1 Of the Lead Contractor. The Lead Contractor hereby represents and warrants on its own behalf and on behalf of the Consortium and each member thereof, and the Lead Contractor hereby acknowledges that SDTC is relying on such representations and warranties for the purpose of entering into this Agreement:

(a) Corporate Power and Due Authorization. The General Partner has the corporate power and capacity and authority under the limited Partnership Agreement to execute and deliver this Agreement (and any agreements relating to this Agreement) on behalf of the Lead Contractor. The Lead Contractor has the power and capacity to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the General Partner on behalf of the Lead Contractor and is a valid and binding obligation of the Lead Contractor enforceable against it in accordance with its terms, subject to bankruptcy. insolvency. moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(b) Status. The Lead Contractor is a limited partnership duly registered under the laws of the Province of Ontario and is validly existing under the laws of such jurisdiction. The Lead Contractor is in good standing in each jurisdiction where, by reason of its business or assets, it is required to be qualified or licensed. The General Partner is a corporation incorporated under the laws of the Province of Ontario and is validly existing under the laws of such jurisdiction. The General Partner is in good standing in each jurisdiction where, by reason of its business or assets, it is required to be qualified or licensed.

(c) Capital Contributions. The capital contributions to the Lead Contractor provided for in the Consortium Master Agreement and the Ancillary Agreements have been made and neither the Consortium Master Agreement nor any of the Ancillary Agreements has been amended and each such agreement continues in full force and effect,

(d) Contribution Eligibility. The Lead Contractor is an Eligible Recipient and the Project is an Eligible Project.

(e) No Conflicts. The execution and performance of the transactions contemplated by this Agreement and compliance with their respective provisions by the Lead Contractor will

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not (i)  conflict  with or violate  any  provision  of the  Limited  Partnership
Agreement, (ii) except as provided for or required in this Agreement, require on the part of the Lead Contractor any filing with, or any permit, authorization, consent or approval of. any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a "Governmental Entity"), (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or other arrangement to which the Lead Contractor is a party or by which the Lead Contractor is bound or to which its assets are subject, other than any of the foregoing events which do not and will not, individually or in the aggregate, have a material adverse effect on the Lead Contractor, (iv) result in the imposition of any security interest upon any assets of the Lead Contractor, or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Lead Contractor or any of its properties or assets.

(f) Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Lead Contractor in connection with the execution and delivery of this Agreement except such filings as shall have been made prior to and shall he effective on and as of the Effective Date.

(g) Accuracy of Proposal. All factual matters contained in the Proposal and in all material submitted in support are true and accurate, and that all estimates, forecasts and other related matters involving judgment were prepared in good faith and to the best of its ability, skill and judgment and that all costs submitted to SDTC as Eligible Costs for reimbursement as an installment of the Contribution hereunder are Eligible Costs

(h) Conduct of the Project The Lead Contractor shall carry out the Project promptly, diligently and in a professional manner and in accordance with the terms and conditions of this Agreement and the Proposal.

(i) Litigation. There is no action, suit, proceeding, or judgment or governmental inquiry or investigation, pending, or, to the best of the Lead Contractor's knowledge, any basis therefor or threat thereof, against the Lead Contractor or to the best of the Lead Contractor's knowledge, any of the members of the Consortium, or which questions the validity of this Agreement, or the right of the Lead Contractor to enter into this Agreement, or which might result, either individually or in the aggregate. in a material adverse effect, nor is there any litigation pending, or, to the best of the Lead Contractor's knowledge, any basis therefor or threat thereof, against the Lead Contractor or any member of the Consortium by reason of the actual or proposed activities of the Lead Contractor or the Consortium.

(j)Financial Statements. Upon request from SDTC the Lead Contractor will furnish to SDTC a complete and correct copy of (i) the unaudited balance sheet of the Lead Contractor (the "Balance Sheet") as at the date requested by SDTC and the related unaudited statements of operations and cash flows for the requested period, and (ii) the audited balance sheet of the Lead Contractor as at the date requested by SDTC and the related audited statements of operations and cash flows for the fiscal year then ended,


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(collectively,  the "Financial  Statements").  The Financial Statements shall be complete and correct, shall be in accordance with the books and records of the Lead Contractor and present fairly the financial condition and results of operations of the Lead Contractor, as at the dates and for the periods indicated, and shall be prepared in accordance with GAAP, consistently applied.

(k) Insurance. The Insurance Policies arc in full force and effect and the Lead Contractor is not in default (i) with respect to the payment of any premium or
(ii) with respect to any material provisions contained in such policies. The Lead Contractor and each member of the Consortium maintains valid policies of worker's compensation insurance to the extent required by law.

(l) Absence of Changes. Since the Proposal Date, there has not been: (a) any change in the assets, liabilities, financial condition or operations of the Lead Contractor or the Consortium or any member thereof from that reflected in the Proposal and the Financial Statements, except changes in the ordinary course of business that have not been, either individually or in the aggregate, materially adverse; (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Project or the properties or business of the Lead Contractor or any member of the Consortium.

(m) Permits. The Lead Contractor has all requisite licenses, permits and certificates, including environmental, work, health and safety permits, from federal, provincial and local authorities necessary to conduct its business and to carry out the Project The Lead Contractor and each member of the Consortium has complied (and will in carrying out the Project comply), in all material respects, with all applicable laws.

(n) Environmental Matters The Lead Contractor and each member of the Consortium has complied (and will in carrying out the Project comply) in all material respects, with all applicable environmental laws. There is no pending or, to the best knowledge of the Lead Contractor, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any environmental law involving the Lead Contractor or any member of the Consortium

(o) Disclosures. Neither the Proposal, this Agreement, nor any Schedule attached hereto, nor any report, certificate or instrument furnished to SDTC in connection with the transactions contemplated by this Agreement, including the financial projections provided by the Lead Contractor, when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

8.2  Of SDTC. SDTC hereby  represents and warrants to the Lead
Contractor and hereby acknowledges that the Lead Contractor is relying on such representations and warranties for the purpose of entering into this Agreement:

(a) Corporate Power and Due Authorization. SDTC has the corporate power and capacity to enter into and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by SDTC and is a valid and binding obligation of SDTC enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the


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enforcement  of  creditors'  rights  generally,  and  the  fact  that  equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(b)Incorporation and Status. SDTC is duly incorporated and organized and validly existing under the laws of Canada and is in good standing in each jurisdiction where, by reason of its business or assets, it is required to be qualified or licensed.

9.       Intellectual Property
         ---------------------

Subject to  Sections  13,2(d)  and  13.2(e)  hereof,  title to all  Intellectual
Property Rights in Project Intellectual Property shall vest in the Lead Contractor and the members of the Consortium, in the manner agreed upon by the Lead Contractor and the members of the Consortium, and, for greater certainty, shall not vest in SDTC

l0. Confidential Information

10.1 Any Confidential Information received by either party hereto pursuant to this Agreement shall be used, disclosed, or copied, only for the purposes of,and only in accordance with. this Agreement. The receiving party shall use, as a minimum, the same degree of care as it uses to protect its own Confidential Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Confidential Information. Without limiting the generality of the foregoing:

(a) the receiving party shall only disclose Confidential Information to its bona fide employees, contractors or suppliers who need to obtain access thereto for purposes consistent with this Agreement:

(b) the receiving party shall not make or have made any copies of Confidential Information except those copies which are necessary for the purposes of this
Agreement: and

(c) the receiving  party shall affix to any copies it makes of the  Confidential
Information, all proprietary notices or legends affixed to the Confidential Information as they appear on the copies of the Confidential Information
originally   received  from  the  disclosing  party.

10.2 The Lead Contractor recognizes the necessity for SDTC to provide verification pursuant to the Funding Agreement to Her Majesty the Oueen (the "Crown") in Right of Canada as represented by the Minister of Natural Resources and the Minister of the Environment that the purpose and objectives of SDTC are being achieved. The Lead Contractor shall cooperate with SDTC to enable SDTC to effectively report to the Crown, provided however that SDTC shall not disclose Confidential Information received from the Lead Contractor to the Crown unless such Information is aggregated with similar information from other projects and is not attributed to the Lead Contractor or other members of the consortium,
in which   case    the    information    will    be     deemed       not   to be
Confidential Information. Such aggregated information may include green house gas emissions reduction and clean air impacts reporting, both estimated and actual, and all other information reported under Section 5 after it has been compiled by Sector, sub-sector, technology segment and/or region.

10.3 The receiving party shall not be bound by obligations restricting disclosure and use set forth in this Agreement with respect to any Confidential Information which:


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(a) was known by the receiving party prior to disclosure, as  evidenced  by  its business records;

(b) was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

(c) was disclosed to the receiving party by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d) is independently developed by the receiving party, as evidenced by its business records; or

(e) is disclosed  when such disclosure is compelled pursuant to legal, judicial,
or       administrative      proceedings,  or    otherwise   required    by law,
provided that the receiving party advises the disclosing party of any such disclosure in a timely manner prior to making any such disclosure (so that either party can apply for such legal protection as may be available with respect to the confidentiality of the information which is to be disclosed), and provided that the receiving party shall apply for such legal protection as may be available with respect to the confidentiality of the Confidential Information which is required to be disclosed.

10.4 Except for disclosures authorized under the terms of this Agreement, the receiving party shall notify the disclosing party immediately upon learning of any disclosure of the disclosing party's Confidential Information.

11. Indemnity

11.1 The Lead Contractor shall indemnify and save harmless SDTC and its hoard of directors, members, employees and agents and the Government of Canada from and against any and all claims. damages, loss, costs and expenses which they or any of them may at any time incur or suffer as a result of or arising out of:

(a) any injury to persons (including injuries resulting in death) or loss of or damage to property which may be or be alleged to be caused by or suffered as a result of the carrying out of the Project or any part thereof, except to the extent caused by the negligence of SDTC, its board members, employees or agents;

(b) any claim, demand or action for the infringement or alleged infringement of any Intellectual Property Right of a third party based upon the use thereof by the Lead Contractor or upon the use of the Project Intellectual Property by SDTC or the Government of Canada in accordance with the terms hereof; and

(c)any claim, demand or action made by a third party against them or any of them based upon SDTC's capacity as a provider of financial assistance under this Agreement, including without limitation, any claim in respect of materials or services provided by a third parry to the Lead Contractor or to a subcontractor of the Lead Contractor.


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12.      Limitation of Liability

12.1 IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE). ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

12.2 Except for claims under Section 11.1(b) hereof, neither party shall be liable to the other fort damages in excess of the amount of the Contribution actually paid to the Lead Contractor by SDTC pursuant to this Agreement.

12.3 The Lead Contractor hereby acknowledges that SDTC may provide funding to numerous companies, entities and consortia, some of which may be competitive with the Lead Contractor or members of the Consortium or which may be competitive with the Technology developed in connection with the Project ("Competitive Entities"). SDTC shall not be liable to the Lead Contractor for any claim arising out of, or based on: (i) the provision of funding by SDTC to any Competitive Entity; or (ii) actions taken by any partner, officer or other representative of SDTC to assist a Competitive Entity (in the capacity as a director of such company or otherwise), whether or not such action has a detrimental effect on the Lead Contractor or the Project, provided that SDTC will in all circumstances maintain the confidentiality of all information provided to it by the Lead Contractor in accordance with the terns and conditions hereof.

13       Termination of Agreement

13.1 The following shall constitute events of default (each an "Event of Default") under this Agreement:

(a) the Lead Contractor becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors.

(b) an order is made or resolution passed for the winding up of the Lead Contractor, or the Lead Contractor is dissolved;

(c) the Lead Contractor has made misrepresentations to SDTC in respect of the Proposal or this Agreement;

(d) the Lead Contractor is in material breach of this Agreement and such material breach has not been remedied by the Lead Contractor within sixty (60) days of receiving notice of such material breach from SDTC; or

(e) the rejection by SDTC of the third consecutive submission of any one report in support of a Claim under section 3.3 hereof.

13.2 Upon the occurrence of an Event of Default, SDTC may, in its discretion exercise one or more of the following options:

(a)  terminate the whole or any part of this Agreement;


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(b) suspend or terminate  SDTC's  obligation to pay any further  installments of the Contribution in respect of the Project, including monies due or accruing due which have not yet been paid;

(c) in the event of a breach by the Lead Contractor of Section 3.2(a) and/or 3.2(b), exercise either of the remedies described in Section 3.6;

(d) Subject to Section  13.3, in the event of a breach by the Lead Contractor of
Section 7.3 hereof, SDTC (on behalf of Canada) may obtain from the Lead Contractor and the Consortium either (i) a non-exclusive, worldwide, unrestricted, fully paid up, royalty free, sub-licensable, license to use, or
(ii) an assignment of, the Intellectual Property developed in connection with the project for any purpose, including to develop, copy, market, distribute, commercialize, re-assign and otherwise exploit the Intellectual Property.

(e) request the Lead Contractor to transfer and assign to SDTC all of the Lead Contractor's right, title and interest in and to: (i) equipment, capital assets and supplies purchased by the Lead Contractor to carry out the Project (to the extent such were acquired and reimbursed as Eligible Costs), and (ii) the Project Intellectual Property; and-or

(f) direct the Lead Contractor to repay forthwith all or any part of the Contribution paid by SDTC pursuant to this Agreement.

13.3 In the event that the Lead Contractor determines in good faith that (i) the Project should be terminated prior to completion or (ii) at any time after completion of the Project commercialization is not reasonably commercially feasible, the Lead Contractor shall provide SDTC with detailed written reasons for the termination of the Project or termination of commercialization as the case may he. SDTC shall have a period of sixty (60) days to assess the Project and the reasons for the Lead Contractor's determination that the Project should not continue. In connection with such assessment by SDTC, SDTC may engage the services of consultants and advisors and the Lead Contractor shall be responsible for the fees and expenses relating thereto. In the event that SDTC agrees that the Project or commercialization as the case may be, should be terminated, SDTC shall give notice to the Lead Contractor that as of the date of such notice from SDTC:

(a)  this Agreement shall be terminated; and

(b) SDTC shall have no obligation to pay any further installments of the Contribution in respect of the Project, other than amounts due or accruing due as of the date of termination which have not yet been paid.

In the event that SDTC does not agree that the Project should be terminated, then SDTC shall give notice to the Lead Contractor that as of the date of such notice from SDTC:

(c) this Agreement shall be terminated;

(d) SDTC shall have no obligation to pay any further installments of the Contribution in respect of the Project, including amounts due or accruing due as of the date of termination which have not yet been paid; and


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(e) request the Lead Contractor to transfer and assign to Canada all of the Lead
Contractor's right, title and interest in and to the Project Intellectual Property and any project trade secrets.

13.4 SDTC may terminate this Agreement upon thirty (30) days written notice to the Lead Contractor in the event of any substantial amendment to or the termination of the Funding Agreement for any reason. In the event of the termination hereof pursuant to this Section 13.3, any Claims submitted by the Lead Contractor prior to the effective date of notice of termination shall be processed by SDTC in accordance with the terms hereof. The Lead Contractor hereby releases SDTC from any and all claims relating to the termination of this Agreement pursuant to this Section 13.3 (other than the payment of any part of the Contribution properly payable by SDTC to the Lead Contractor in accordance with the terms and conditions hereof).

13.5 In the event that SDTC determines that the Project has not successfully completed phase 1 than SDTC will be under no obligation to pay the second Phase contribution of $3,100,000.00.

14.       Fees and Expenses

Whether or not the transactions contemplated hereby are completed, the Lead Contractor shall pay all reasonable out-of-pocket, due diligence and other related expenses of SDTC including, without limitation, the fees and expenses of legal counsel to SDTC relating to the negotiation and settlement of this Agreement and the fees paid to consultants and advisors pursuant to Section
13.3. The Lead Contractor and members of the Consortium shall bear their respective expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents. representatives, counsel and accountants, and in no event shall SDTC he responsible for such costs.

15.       Assignment

This Agreement shall not be assigned in whole or in part by the Lead Contractor without the prior written consent of SDTC and any assignment made without that consent is void and of no force or effect.

16.      Dispute Resolution

16.1 Best Endeavours to Settle Disputes. In the event of any dispute. claim, question or difference arising out of or relating to this Agreement or any breach hereof, the parties hereto shall use their best endeavours to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

16.2 Mediation. If a dispute arising out of this Agreement cannot be settled amicably through negotiation, then the parties agree that either party may submit the dispute to mediation (as administered by the Arbitration and Mediation Institute of Canada Inc.,) upon written notice to the other party. The cost of mediation shall be borne equally by the parties.

16.3 Arbitration. Except as is expressly provided in this Agreement, if the parties do not reach a solution pursuant to paragraph 16.1 or 16.2 within a period of thirty (30) Business Days, then upon written notice by any party to the other, the dispute, claim, question or difference shall be


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finally  settled  by  arbitration  in  accordance  with  the  provisions  of the
Arbitrations Act (Ontario) and any amendments thereto, based upon the following:

(a) the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree within ten (10) Business Days, any party may apply to a Court to appoint an arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

(b) the arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within thirty (30) Business Days of the submission of such dispute to arbitration;

(c) the arbitration shall take place in Ottawa, Ontario and shall be conducted in English;

(d) the arbitration award shall be given in writing and shall he final and binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto:

(e) each party shall bear the cost of preparing its own case. The arbitrator shall have the right to include in the award the prevailing party's costs of arbitration and reasonable fees of attorneys, accountants, engineers and other professionals incurred by it in connection with the arbitration; and

(f) judgment upon the award rendered may be entered in any Court having jurisdiction, or, application may be made to such Court for a judicial recognition of the award or an order of enforcement thereof, as the case may be. In addition, if it appears to either party that the arbitrator lacks the power to give effective interim relief, such party may apply to an appropriate Court for such relief.

17 Publicity and Acknowledgements

17.1 The Lead Contractor will acknowledge the financial support of SDTC in all publicly disseminated information relating to the Project unless otherwise directed by SDTC. The Lead Contractor hereby consents and agrees to the participation by SDTC or a representative of the Government of Canada at any public ceremony relating to the Project and to have the ceremony take place on a date mutually agreed upon by the Lead Contractor and SDTC The Lead Contractor shall have the right to use SDTC's corporate name and logo provided that such use is strictly in accordance with SDTC's policies relating thereto and only as it relates to the Project and for no other use without the prior written consent of SDTC.

17.2 No press releases, public announcements or other material prepared by the Lead Contractor for promotional and general information purposes relating to the Project, SDTC or the Contribution shall be issued or distributed to the public without the prior written approval of SDTC.

17.3 SDTC may issue press releases and other materials prepared by SDTC for promotional and general information purposes which refer to the Lead Contractor, the Project and the Contribution without the approval or consent of the Lead Contractor.


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
                                                                              20

17.4 SDTC shall be permitted to use information about the Project that is furnished in all reports submitted to it pursuant to Section 5.1 hereof and such reports shall not be Confidential Information of the Lead Contractor.

18. Notices

18.1 All reports, delivery documentation, claims for payments, requests, notices and information referred to in this Agreement shall be sent in writing, or when appropriate by any method of telecommunication and, unless notice to the contrary is given, shall be addressed to the party concerned at the following address:

To SDTC:
Sustainable Development Technology Canada 230 Oueen Street
Suite 250
Ottawa, ON Canada KIP 5E4
Attention: Manager, Contracts

To Lead Contractor:
DynaMotive Energy Systems Corporation 105-1700 West 75th Avenue
Vancouver, BC Canada
V6P 6G2
Attention: David Sanguinetti, Manager of Project Development

18.2 Reports, notices, requests and documents arc deemed to have been received, if sent by registered mail, when the postal receipt is acknowledged by the other party; by facsimile or electronic mail, when transmitted and receipt is confirmed; and by messenger or specialized courier agency when delivered

19       General Contract Provisions

19.1     Time is of the Essence. Time is of the essence of this Agreement.

19.2 Excusable Delays. The dates and times by which either party is required to perform any obligation under this Agreement shall be postponed automatically to the extent, for the period of time, and to the degree that the party is prevented from so performing by circumstances beyond its reasonable control. Said circumstances shall include acts of nature, strikes, lockouts, riots, acts of war, epidemics, government regulations imposed after the fact, fire, power failures, earthquakes or other disasters. A party seeking relief under this Section shall, as promptly as possible under the circumstances, provide the other party with written notice of the circumstances, and its anticipated scope and time of postponement of its obligations.

19.3 Amendments. This Agreement may only be amended, modified or supplemented by a written agreement signed by both of the parties.

19.4 Legal Relationship. Nothing contained herein shall create the relationship of principal and agent, master and servant, settler and trustee, employer and employee, partnership or joint venture between the parties and neither party shall have any right to obligate or bind the other in any manner. The Lead Contractor shall not, and shall ensure that the members of Consortium do not,


--------------------------------------------------------------------------------
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
                                                                              21

make any representation that the Lead Contractor is an agent of SDTC nor make any representation that could reasonable lead any member of the public to believe that the Lead Contractor or any member of the Consortium is an agent of SDTC.

19.5 Severability. If any provision of this Agreement is determined to be invalid or unenforceable by an arbitrator or a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed herefrom and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable; provided that in the event that any portion of this Agreement shall have been so determined to be or become invalid or unenforceable, the parties shall negotiate in good faith such changes to this Agreement as will best preserve for the parties the benefits and obligations of such offending portion.

19.6 No Implied Waivers. Rights Cumulative. No failure on the part of the parties to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including, but not limited to. the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

19.7 Further Assurances. Each of the parties covenants and agrees that it will sign such further agreements, assurances, waivers and documents, and do and perform or cause to be done and performed such further and other acts and things as may be necessary or desirable from time to time in order to give full effect to this Agreement and every part hereof.

19.8 Governing Law This Agreement shall be governed by, interpreted andconstrued in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The courts of the Province of Ontario shall have exclusive and original jurisdiction in any action or proceeding brought under this Agreement or for the purpose of enforcing this Agreement or any provision of it and the parties irrevocably attorn to the jurisdiction of the courts of the province of Ontario. The clauses set out above combine to support the proposition that notwithstanding the fact that an Eligible Recipient resided in a jurisdiction outside Ontario, the Agreement is entered into in Ontario.

19.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous negotiations, communications, and other agreements, whether written or verbal, between the parties.

19.10 Successors and Assigns. This Agreement shall enure to the benefit of and be binding on the parties and their respective successors and permitted assigns.

20.      Limits on Funding

20.1 The preparation of this Agreement by SDTC and the completion of any blanks herein shall not be construed as an offer by SDTC to the Lead Contractor. This Agreement shall not be binding on SDTC until it has been executed by SDTC and the Lead Contractor and a fully executed copy is delivered to the head office of SDTC in Ottawa. Unless fully executed, this document shall expire on March 31, 2004. If this Funding Agreement is not fully executed by its expiration date potential funding may be unilaterally withdrawn by SDTC.


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
                                                                              22

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the Effective Date.

                     Canada  Foundation for Sustainable  Development  Technology

                     By: /s/Greg Graham
                    ------------------------------------------------------------
                     Name: Greg Graham
                     Title: Vice Presideent, Operations

                     By: /s/ Victoria Sharpe
                    ------------------------------------------------------------
                     Name:   Victoria Sharpe
                     Title:  Presideent & CEO


                    West Lorne BioOil Co-Generation Limited Partnership, by its general partner, DynaMotive Canada Inc.

                    By: /S/ Richard Lin
                   -------------------------------------------------------------
                    Name: Richard Lin
                    Title: Chairman


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                                                                              23

                                   Schedule A
                                   ----------

                Work Plan and Statement of Project Objectives

Description of the  technology:

BioOil Fuelled  Cogeneration  System

This Green Power development project will validate the individual and combined capability of two Canadian leading edge renewable energy technologies.

DynaMotive is commercializing the patented BioTherm fast pyrolysis technology for production of liquid fuels from low value forest and agricultural residues
(e.g. wood,  bark,     straw).  This    Canadian        technology       rapidly
heats        biomass        creating      a       gas       stream          that
is re-condensed into a clean burning liquid fuel. BioOil can be used as a fossii fuel substitute in kilns, boilers, turbines and diesels engines reducing Greenhouse Gas (GHG) emissions as biomass is considered CO2: neutral. A granulated char co-product is also produced with no waste streams generated in the process. The char can be used for BBQ briquette production or as a substitute for coal for green power. Utilization of residual biomass in this manner also reduces GHG emissions and Criteria Air Contaminants (CAC) associated with disposal methods such as Methane from landfilling and stockpiling or particulates from bee-hive burners.

The second technology is Orenda's 2.5 MW gas turbine (GT) developed specifically for operation on BioOil. Recognizing the opportunity and demand for renewable energy, Orenda has incorporated specific turbine blade coatings and engineered new fuel handling and combustion systems allowing, the turbine to operate on Blood.

Once integrated, the BioOiL/turbine system will produce green power displacing brown energy from the grid while generating GHG offsets. As well, the green power delivered to the grid can be marketed at a premium in deregulated markets like Alberta and Ontario by green power marketers such as project partner Ontario Power Generation.


Objectives:

- The overall objective is to commercialize our renewable fuel energy technologies allowing rapid deployment across Canada and internationally reducing GHG emissions while simultaneously addressing residue disposal issues.

- Scale up and demonstrate the BioTherm fast pyrolysis technology at near commercial scale. o Demonstrate green power generation based on a BioOil fuelled gas turbine.

- Demonstrate the integrated power package.

- Refine and validate capital and operating cost projections to develop "bankable" documents to assist project replication.

- Provide a marketing vehicle to show potential customers and facilitate the education process, as customer knowledge of this technology is usually limited.

-  Raise  the environmental profile of the project partners.

Note: Char production is relatively low compared to that of BioOil therefore this project is focused primarily on BioOil.


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                                                                             24

Sustainable Development Focus:

The primary focus of the green energy technologies contemplated in this project will result in reduced Greenhouse Gas (GHG) emissions. Secondary areas of impact are the reduction of criteria air contaminants (CAC) and increased industrial efficiency and resource utilization. This project will realize these benefits immediately upon execution and over the long term by facilitating wide spread deployment of the technologies.

Combusting sustainably produced biomass derived products is considered CO2 neutral as there is no overall change in the level of atmospheric carbon due to the "carbon cycle". When biomass grows, the carbon from CO2 in the atmosphere is captured in the structure of the plant. Subsequent combustion of that plant will release the carbon back into the atmosphere as CO2, again available to support plant growth hence repeating the cycle with no net effect. This is in contrast to fossil fuel combustion where carbon is removed from underground and released to the atmosphere with no significant return of carbon to the Earth to maintain the balance.

BioOil can be burned in systems such as gas turbines, diesel engines, boilers, kilns and furnaces displacing the fossil fuels currently used. The emissions associated with the displaced fossil fuels are avoided reducing the overall GHG output. In addition as a result of the unique properties of BioOil, a number of CACs including SO2, and NO2, may also be reduced. BioOil contains only trace amounts of sulphur resulting in negligible SO2 emissions while turbine testing to date indicates a significant (approximately 50%) reduction of NO2 when compared to fossii fuels.

BioOil production from residual biomass also reduces the emissions associated with current disposal methods. Every year millions of tonnes of biomass residues are disposed of in landfills or else combusted inefficiently with limited energy recovery. Methane (CH4) is emitted during natural decomposition of biomass in landfills and to a lesser degree by incomplete combustion during incineration. Significant GHG emissions result as the greenhouse effect attributed to methane is 21 times that of CO2 In addition, BioOil burns cleanly so converting the biomass into BioOil for combustion dramatically reduces the high particulate emissions associated with inefficient biomass burning.

A further benefit to sustainability is the increased efficiency of existing industrial activities that will be realized by deployment of the BioTherm technology. Converting residual biomass into green fuels and electricity will also reduce other high costs associated with current biomass disposal methods (i.e. infrastructure, transportation, compliance, remediation, etc.) while leveraging an underutilized resource by creating products and recovering energy currently squandered. Conversion of biomass into BioOil, which is more easily transported than raw biomass, may open opportunities for exploiting iomass sources that are otherwise not economic to recover.

Primary areas of  application of DynaMotive and Orenda technologies are:

* Renewable Energy Production

  - Green  renewable  biomass based liquid fuels from  DynaMotive  process.
  - Green electricity and heat from  bio-fuelled  Orenda gas turbine.

*  Waste  Management

  - Value added disposal option for biomass  residuals.
  - Reduced methane emissions through alternate disposal methods
    (i.e. BioOil production).

Secondary  application  areas for the  technologies  are:

* Energy  Utilization

  - Self-generation and co-generation options for industry.
  - District heating systems based on DynaMotive and/or Orenda technologies.
  - Exploitation of biomass sources that were previously un-economic.


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                                                                              25

* Energy Transmission and Distribution
  - Reduced transmission losses due to localized I distributed power generation.

* Transportation (long term objective)

  - Renewable transportation fuels based on BioOil blends, emulsions and synthetic fuels.

Economic Sectors Impacted:

The green energy technologies in this project will eventually impact all economic sectors directly and/or indirectly. The following illustrates the sector and associated impacts:

* Forest Industry/Wood Product  Manufacturers

  - GHG and CAC emissions reduced by diverting  residues  to BioOil  production.
  - Residue disposal costs  reduced, avoided as diverted  to BioOil  production.
  - Exposure to energy pricing risk reduced as BioOil based heat and power not driven by fossil fuel volatility.
  - Environmental  profile enhanced due to green profile  of the  technologies.
  - Forest   communities strengthened by   increased   industrial   and economic
    activity.
  - Utilization of biomass resource increased as value created from a waste stream.
* Residential/Commercial
  - Green power  available  from green energy  marketers  such as OPG.
  - Energy costs reduced via self-generation or local  co-generation.
* Agriculture (medium term: development to follow deployment in the forest sector)
  - Better utilization of low/negative value agricultural residues such as straw, oat hulls and corn stover
  - Agricultural communities strengthened by additional industrial and economic activity
* Transportation (long term: requires further development)
  - GHG emissions reduced through BioOil based fuel blends and emulsions.
  - Synthetic fuels (e.g. bio-methanol) derived from BioOil for fuel cells.

Technological Feasibility:

DynaMotive

Since 1997, DynaMotive has intensively focused on development and commercialization of the BioTherm fast pyrolysis process for production of clean burning renewable BioOil. The fundamental research completed at bench scale by Resource Transforms International has been scaled up and validated by DynaMotive through a series of developmental stages with the key milestones illustrated below.

Key technology development timelines and milestones completed:
1994 /97: Bench scale development of BioTherm process (at RTI)
1997:  DynaMotive licenses  technology  from  original  inventors, RTI
1997 /98:  DynaMotive design/build  500 kg/d batch mode prototype  plant
           (BioTherm I )
1998: Upgrade BioTherm l to 2000 kg/d,  continuous mode operation
1999: Third party technology validation  (Stone  and  Webster)
2000/01: DynaMotive design build 10 tpd industrial pilot plant (BioTherm 2) 2001: Third party validation of technology (TECNA & SGS)
2001:  DynaMotive  acquires  technology from RTI (patent purchase)
2001: BioOil  characterization  completed
2002: Increase BioTherm 2 capacity 50% (from 10 to 15 tpd)
2002: BioOil validated as fuel for natural gas replacement in lumber dry kilns 2003: BioOil validated as fuel for natural gas replacement in pilot scale lime kilns
Not yet completed:
2003/04:  Construct 100 tpd BioOil production facility.


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                                                                              26

The next stage of BioTherm development is to scale the technology to 100 tpd capacity. This scale is expected to be commercial in some niche opportunities and the 100 tpd reactor is expected to become the standard modular building block of larger full scale plants. Commercial plants in the range of 200 to 400 tpd may be constructed using multiple 100 tpd reactors in combination with common ancillaries.

The most significant technological challenge at this time is scaling the reactor from 15 to 100 tpd capacity. Based on our pilot plant operating experience and the predictability and repeatability of process parameters from bench scale through to 15 tpd, we are confident that this scale step is readily achievable. In addition, we are working with a world-class fluidized bed design company with the expertise and experience to engineer our design.

Orenda

Since 1999, Orenda has been working closely with DynaMotive BioOil to develop a gas turbine suitable for industrial deployment.

Key  technology  development timelines and milestones completed:

1999: Fundamental BioOil combustion testing complete
2000: Full scale combustion  testing completed in the Ukraine
2000: Hot corrosion resistant coatings developed
2000: BioOil specific turbine wash system developed
2001:  BioOil fuel  handling and injection  system  developed

Not yet completed:
2002/ 03: BioOil fuelled GT2500 construction complete
2003: Full capacity turbine testing on BioOil

The key technical challenge faced by Orenda is determining the operating and maintenance regime tier the GT2500. Without the actual operating experience, Orenda cannot offer industrial customers the performance guarantees they require to commit to the technology thus limiting the market opportunity for the integrated green power system.


Patents and Intellectual Property:

DynaMotive's BioTherm technology is patented in various jurisdictions around the world. The priority filing patent is the US Patent a 5853548 "Energy Efficient Liquefaction of Biomaterials by Thermolysis", which is attached as Appendix C to the proposal for reference.

DynaMotive and Orenda have an MOU in place that identifies clearly how each others intellectual property (IP) is managed in the relationship. In general, regardless of who originated the concept or idea, if it pertains to pyrolysis, it is DynaMotive's technology and if it is turbine related it is Orenda's. A mechanism is in place that should any IP arise that is clearly not one or the other parties, it will be joint property owned 50/50 between the partners and its treatment and exploitation subject to negotiation


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
                                                                              27

Work Plan

GRAPHIC OMITTED

                  Major milestones and associated eligible costs
                  ----------------------------------------------

                                                               Eligible              SDTC           SDTC
         Milestone                  Date    Expenditure      Expenditure          Contribution     Holdback
------------------------------------------------------------------------------------------------------------
         1. Project Start           6/16/03    $3,043,153        $3,043,153         $       -       $      -

         2. Construction            2/23/03    $3.019,035        $2,685,035         $2,250,000      $250,000

         3. Complete Commissioning  4/1/04     $7,062,812        $6,309,812         $2,250,000      $250,001

         4. WorkPlan Complete       6/30/04        --                --             $500,000        $(500,000)
                   (Holdback)                  --------------------------------------------------------------

                  Total                        $13,125,000      $12,038,000         $5,000,000
                                               ===============================================


Note:
The major activities to be completed under each of the above milestones is as follows:

1. Project start: Finalization of contracts and other legal agreements; Detailed Feasibility Study; Detailed engineering completed; Turbine Ordered; Pyrolysis and all other equipment items ordered.
2. Construction started on turbine and reactor foundations; Fabrication of Reactor skids completed: shipment of turbine and reactor skids.
3. Complete balance of plant, mechanical completion; Commissioning; Operations study.


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
                                                                              28

                          Contributions to the Project
                          ----------------------------
Funding Breakdown:
                               Confirmed      Unconfirmed     Confirmed           Unconfirmed
Consortium Member                 Cash           Cash          In-kind              In-kind        Total
--------------------------------------------------------------------------------------------------------------
Dynamotive                   3,981,000                          299,000                           4,280,000
Magellan/Orenda                  1,000                        3,644,000                           3,645,000
OPG                            200,000                                                              200,000

Other Contributors
                             ------------------------------------------------------------------------------
Subtotal                     4,182,000                        3,943,000                           8,125,000
                             ------------------------------------------------------------------------------
SDTC Funds                  $5,000,000                                                           $5,000,000

Total Project Funding:                                                                          $13,125,000
                                                                                                ===========

i) Total Cost of Project:                   $13,125,000
ii) Funding Amount Requested from SDTC:     $5,000,000
iii) % of SDTC Funding to Total Cost of
Project:                                         38%
Iv) Total non-SDTC cash into Project:       $4,182,000
v) % of non-SDTC cash to Total Cost of
Project:                                         32%
vi) % of Cash to In-kind Contribution:          235%
vii) % of Government Funding to Total Cost of
Project:                                         38%



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
                                                                              29

                                                          Budgetary Control
                                       ---------------------------------------------------------
Eqpt                                              Committed       Uncommitted         Forecast
 No.     Description                   Budget      Costs            Costs              Budget
                                         C$          C$               C$                 C$
---------------------------------------------------------------------------------------------------
(A) Estimated Engineering & Construction Costs

01     Feed Preparation                547,000    293,794        118,000              411,794
02     Feed Transport                  108,000     91,580         23,000              114,580
03     Feed System                     489,000    267,169        105,749              372,918
04     Reactor                         783,000    309,452        316,281              625,733
05     Combustion                       60,000    452,076         26,200              478,276
06     Char System                     529,000    305,091         74,692              379,782
07     BioOil Separation               746,000    424,487        291,167              715,654
08     Recycle Gas System              210,000    193,919              0              193,919
09     BioOil Storage                   97,000     70,267         81,414              151,681
10     Cooling Water                   197,000     64,419         50,000              114,419
11     Power Island                  3,965,000  3,854,212        433,000            4,287,212
12     HRSG                            399,000    245,500        109,000              354,500
13     Electrical Equipment and
        Instrumentation              1,404,000    502,501      1,038,496            1,540,997
14     Spark/Fire Protection           130,000          0        140,000              140,000
15     Site & Services                  45,000      6,694         40,000               46,694
16     Building and Structures          71,000          0        312,000              312,000
17     Concrete & Foundations & Slabs  339,000          0        239,000              239,000
18     Project Management,
        Engineering & Office         1,065,000    643,099        410,351            1,053,450
19     N2 Generation                    55,000          0         55,000               55,000
20     Miscellaneous                   365,000        274        345,726              346,000
                                    ---------------------------------------------------------
Total Estimated Costs before        11,604,000  7,724,533      4,209,075           11,933,608
  Contingency

Contingency                            943,170          0        383,950              383,950
                                    ---------------------------------------------------------
Total Estimated Engineering &
 Construction Costs                 12,547,170  7,724,533      4,593,025           12,317,558
                                    =========================================================

(B) Other Costs

OT-100 Spares                                0          0         40,000               40,000
0T-110 Land Costs                            0          0              0                    0
OT-120 Financing Costs                       0          0              0                    0
OT-130 Noise & Environmental                 0          0         50,000               50,000
       Start-up, training and comissioning                       100,000              100,000
                                    ---------------------------------------------------------
Total Estimated Other Costs                  0          0        190,000              190,000
                                    ---------------------------------------------------------

Total Costs - Project Specific      $12,547,170  7,724,533     4,783,025           12,507,588
                                    =========================================================

(C) Developmental Engineering after June 1, 2003


Harper - Engineering & Final Design          0    347,048              0              347,048
 Study
UMA Feasibility Study                        0    146,753              0              146,753
Legal tax and other professional                   75,000         50,000              125,000
                                   ----------------------------------------------------------
Total Estimated Other Costs                  0    568,801         50,000              618,801
                                   ----------------------------------------------------------
Total Costs - Specific & Non-Specific  12,547,170 8,293,335      4,833,025         13,126,359
                                   ----------------------------------------------------------
                                                        Estimate to Completion     13,126,359


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                                                                              30

                                  Project Budget
                                  --------------

AREA     DESCRIPTION                         MATERIAL COST              INSTALLATION           TOTAL
01       Feed Preparation                     $293,794                    $118,000              $411,794
02       Feed Transport                       $101,580                    $13,000               $114,580
03       Feed System                          $357,918                    $15,000               $372,918
04       Reactor                              $425,733                    $200,000              $625,733
05       Combustion                           $478,276                    $ -                   $478,276
06       Char System                          $341,782                    $38,000               $379,782
07       BioOil Separation                    $430,654                    $285,000              $715,654
08       Recycle Gas System                   $193,919                    $ -                   $193,919
09       BioOil Storage                       $115,681                    $35,000               $151,681
10       Cooling Water                        $94,419                     $20,000               $114,419
11       Power Island                         $4,090,212                  $197,000              $4,287,212
12       HRSG                                 $354,500                    $ -                   $354,500
13       Electrical Eqmt. & Instrumentation   $1,192,997                  $348,000              $1,540,997
14       Spark Fire Protection                $75,000                     $65,000               $140,000
15       Site & Service                       $10,000                     $36,694               $46,694
16       Building & Structures                $252,000                    $60,000               $312,000
17       Concrete & Foundations & Slabs       $71,000                     $168,000              $239,000
18       Project Management,
          Engineering & Site Office           $ -                         $1,547,251            $1,547,251
19       N2 Generation                        $45,000                     $10,000               $55,000
20       Miscellaneous                        $207,000                    $454,000              $661,000
                                              -------------------------------------------------------------
Sub Total                                     $9,132,464                  $3,609,945            12,742,409

PST - on equipment and material
       To be exempt                           $                           $                     $  -
Contingency                                   $                           $                     $  382,591
TOTAL                                         (Accuracy + or 5%)                                $13,125,000
-------------------------------------------------------------------------------------------------------------

Not included:
GST (not applicable)
Land Costs (operating lease)
Host Project Management Costs
Financing Costs



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                                                                              31
                                   Schedule C
                          Deliverables and Milestones


Delivery no.  Project Deliverable           Delivery Date     SDTC Contribution

0001          Initial Contribution Payment  Feb 28, 2004      $1,900,000.00
Milestone: Successful Completion of:
- Engineering/Design
- Plant Layout, GA's Evaluations

0001A    Project Status Report
Report on Project status including anticipated project achievements, failures, risks, actual or potential schedule delays, number and description of patent applications, economic market analysis and other relevant project issues, Provide verifiable documents as evidence of project achievements. Report must be signed by a minimum of two consortium members.

0001B Sustainable Development Impacts Reporting System (SDIRS) Report
- Complete Benchmarks including all inputs and outputs (see Schedule E for SDIRS details)

0001C Project Financial Certification Report (PFCR) (see Schedule E for PFCR details)

0001D Project  Impacts Report (as a direct result of SDTC support)
    1) Technology Impacts
        a) Describe the long term goals for the technology, its application and any potential application, its efficiency increases and impacts
           and  its forecasted  impacts  on  emissions   reduction.
    2)  Partnerships
        a)  Project organizational  (Org.)  chart
        b)  Statement  of any  changes  to  consortium
    3)  Economic Impacts
        a) Report on current economic activity by region and by product category
           - Subsequent financing
           - Company  infrastructure growth
           - Investment
    4)  Commercialization  Development
        a) Report on new licensing of the technology (manufacturing and any other licenses) by region and by product category.
        b) Report on new distributor and dealer agreements signed by region and by product category.
        c) Report on  competition,  market trends and market  intelligence
    5)  Research  and  Development   Reporting
        a)  Report  on  new  technologies  under development
        b) Report on new  patents  applied  for and new  patents  issued
        c) Report on all new Intellectual Property creation


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                                                                              32
0001E    Corporate Reports

1) Corporate Financial Statements
   a) Balance sheet
   b) Profit and loss statement
   c) Cash flow statement


0002     Contribution Payment 2     May 31, 2004      $1,217,363.00
         Milestone: Successful Completion of:
         - Permits, Licenses and Site Issues
         - Fabrication and Delivery
         - Site Work and Installation

0002A    Project Status Report
Full report on Phase I of project including successful completion of all detailed engineering and technical studies (results of technical and economic evaluation, feedstock analysis and trials, site analysis and integration requirements studies).

Report on Project status including  anticipated project achievements,  failures,
risks,       actual    or     potential     schedule     delays,    number   and
description of patent applications, economic market analysis and other relevant project issues. Provide verifiable documents as evidence of project achievements. Report must be signed by a minimum of two consortium members.

0002B Sustainable Development Impacts Reporting System (SDIRS) Report

- Complete Benchmarks including all inputs and outputs (see Schedule E for SDIRS details)

0002C Project Financial Certification Report (PFC.) (see Schedule E for PFC. details)

0002D Project  Impacts Report (as a direct result of SDTC support)

1) Technology Impacts
   a) Describe the long term goals for the technology, its application and any potential application, its efficiency increases and impacts and its
      forecasted   impacts  on  emissions   reduction.
2) Partnerships
   a)  Project organizational  (Org.)  chart
   b)  Statement  of any  changes  to  consortium
3) Economic Impacts
   a) Report on current economic activity by region and by product category - Subsequent financing Company Infrastructure growth - Investment
4) Commercialization  Development
   a) Report on new licensing of the technology (manufacturing and any other licenses) by region and by product category.
   b) Report on new distributor and dealer agreements signed by region and by product category.
   c) Report on competition, market trends and market intelligence


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
                                                                              33

5) Research and Development Reporting
   a) Report on new technologies under development
   b) Report on new patents applied for and new patents issued
   c) Report on all new Intellectual Property creation

0002E   Corporate Reports
        1) Corporate Financial Statements
           a) Balance sheet
           b) Profit and loss statement
           c) Cash flow statement


0003     Final Project Report       Jun 30, 2004            $1,882,637.00
         Signed by all members of the Consortium
         Milestone:  Successful  Completion of:
         - Commissioning and Training
         - Production Ramp-up

0003A   Project  Completion  Report
        1) All project  achievements  and/or project failures
        2) Verifiable  documents as evidence of project achievements
        3) Any other relevant project issues
        4) A narrative about your experience with SDTC and how we have helped you achieve your goals

0003B   Marketing and Commercialization Report

        1) Updated Business plan with a Tactical Marketing Plan describing the post-demonstration activities for commercialization and marketing of the technology, by product category, including:
        a) product  cost  and  pricing information  including  margin  stack
        b) a competitive analysis of the market including both prime and indirect competitors
        c) forecasted market uptake rates
        d) and the forecasted size of the market for the technology by product category
        2) Any changes from the original marketing plan provided in the project proposal.
        3) Any future risks or barriers to the full commercialization of the technology
        4) Any potential or actual delays to commercializing and/or marketing the technology

0003C Sustainable Development Impacts Reporting System (SDIRS) Report (see Schedule E for SDIRS details)

0003D  Project  Financial  Certification  Report (PFCR)
       (see Schedule E for PFCR details)


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                                                                              34

0003E Project  Impacts Report (as a direct result of SDTC support)
      1) Technology impacts
         a) Describe any updates to the long term goals for the technology, its application and any potential application, its efficiency increases and impacts its; forecasted impacts on emissions reduction.
      2) Partnerships
         a) Statement of any changes to consortium
      3) Economic Impacts
         a) Report on current economic activity   by   region   and  by  product
            category
            - Subsequent financing
            - Company infrastructure growth
            - Investment
      4) Commercialization  Development
         a) Report on new licensing of the technology (manufacturing and any other licenses) by region and by product category.
         b) Report on new distributor and dealer agreements signed by region and by product category.
         c) Report on  competition,  market trends and market  intelligence
      5) Research  and  Development   Reporting
         a) Report  on  new  technologies  under development
         b) Report on new  patents  applied  for and new  patents  issued
         c) Report on all new  Intellectual  Property  creation
      6) Other  Participation
         a) Report on other Loans or Grants secured for subsequent rounds of financing
         b) Report on Partnership Creation including number of new partnerships created

0003F Corporate Reports
      1) Corporate Financial  Statements
         a) Balance  sheet
         b) Profit  and loss  statement
         c) Cash flow  statement


0004A Final Project Audit          July 31, 2004         Payment of 10%
                                                         Holdback

0005  Annual Project SDIRS Reports
      (See Schedule E for SDIRS  details)

0005A First Annual Project SDIRS     Jun 30, 2005
0005B Second Annual  Project SDIRS   Jun 30, 2006
0005C Third Annual Project SDIRS     Jun 30, 2007


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STDC-2002-B-448                                                     CONFIDENTIAL

                                                                              35
                                  Schedule D
                                  ----------
                               Consortium Members

Lead Contractor:
    DynaMotive Energy Systems Corporation
    105-1700 West 75 Avenue
    Vancouver, BC Canada V6P 6G2
Contact Person : David Sanguinetti
Title : Manager of Project Development
Telephone : (604)267-6029
Fax: (604)267-6005
E-mail : david.sanquinetti@dynamotive.com

Partner 2:
    Orenda division of Magellan Aerospace Corporation.
    Mississauga, Ontario, Canada
Contact Person: Frank Button
Title: General Manager, Orenda Turbines
Telephone; (905)673-3250 ext. 3445
Fax: (905)678-1538
E-mail: fbutton@orenda.com

Partner 3:
    Erie Flooring and Wood Products
    West Lorne, Ontario, Canada
Contact Person: Alan Vandenbrink
Title: General Manager
Telephone: (519)768-1200 ext, 30
Fax: (519)768-2737
E-mail: avandenbrink@erieflooring.com

Partner 4:
    Ontario Power Generation Inc. (OPG)
    Toronto, Ontario, Canada
Contact Person: James Perry
Title: Senior Business Development Engineer
Telephone: (416)592-7390
Fax: (416)592-4301
E-mail: james.perry@opg.com

Partner 5:
     UMA Engineering Ltd.
     Vancouver, BC, Canada
Contact Person: Peter Smith
Title: Senior Vice President
Telephone: (604)412-3511
Fax: (604)438-5587
E-mail: pismith@umagrouD.com


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STDC-2002-B-448                                                     CONFIDENTIAL

                                     Schedule E
                                     ----------

                                      Reports

Corporate Reports:
   (Refer to schedule C for detailed requirements).

Project Status Report:
   (Refer to schedule C for detailed requirements).

Project Completion Report:
   (Refer to schedule C for detailed requirements).

Project Financial Certification Report (PFCR):
   Budgeted costs vs. Actual expenditures to date.
   Provide copies of all invoices over $1,000.00
   (See Excel Spreadsheet provided by SDTC for report format)


Sustainable Development Impacts Reporting System (SDIRS):
   (Electronic copy provided by SDTC)


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STDC-2002-B-448                                                     CONFIDENTIAL